Exhibit (d)(12)

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

DATED May 3, 2021

between

EXCHANGE TRADED CONCEPTS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Fund	Maximum Annual Operating Expense Limit
6 Meridian Low Beta Equity Strategy ETF	1.00%
6 Meridian Mega Cap Equity ETF	1.00%
Meridian Small Cap Equity ETF	1.00%
6 Meridian Hedged Equity-Index Option Strategy ETF	1.00%
6 Meridian Quality Growth ETF	1.00%
6 Meridian Quality Dividend Yield ETF	1.00%
6 Meridian Quality Value	1.00%